AGREEMENT

AGREEMENT, dated as of October 28, 2005 (the “Agreement”), by and among Thomas Equipment, Inc., a Delaware corporation (“Thomas Equipment”), Thomas Ventures, Inc., a Delaware corporation (“Thomas Ventures” and together with Thomas Equipment, each a “Company” and collectively the “Companies”) and Laurus Master Fund, Ltd. (“Laurus”).

BACKGROUND

Companies and Laurus are parties to a Security and Purchase Agreement dated as of November 9, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Security and Purchase Agreement”) pursuant to which Laurus provides Companies with certain financial accommodations.

In connection with the Security and Purchase Agreement, Thomas Equipment and Laurus are parties to a Registration Rights Agreement dated as of November 9, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Registration Rights Agreement) pursuant to which Thomas Equipment, among other things, has agreed to file a registration statement covering the Registrable Securities (as therein defined). Companies and Laurus believe that it would be in the best interests of the Companies and Laurus to terminate the Registration Rights Agreement in all respects as of the date hereof, and Laurus is willing to do so on the terms and conditions hereafter set forth.

Also in connection with the Security and Purchase Agreement, Thomas Equipment executed (i) certain convertible term notes in the aggregate principal amount of $7,900,000 (the “Term Notes”) Laurus, (ii) a minimum borrowing note in the principal amount of $8,000,000 (the “MB Note”), (iii) certain revolving promissory notes in the maximum principal amount of $20,000,000 (the “Revolving Note” and collectively with the Term Notes and the Minimum Borrowing Notes, the “Notes”), (iv) warrants to purchase an aggregate of 2,750,000 shares of common stock of Thomas Equipment (the “Warrants”), and (v) an option to purchase an aggregate of 4,020,000 shares of common stock of Thomas Equipment (the “Option”).

The Companies and Laurus wish to amend certain terms of the Security and Purchase Agreement and the Notes related to interest rate adjustments, issuances of stock by Thomas Equipment below the conversion price of the Notes.

Companies and Laurus wish to enter into certain agreements related to the Security and Purchase Agreement and the promissory notes, common stock purchase warrants and options and ancillary documents related thereto, which agreements shall be negotiated and executed by the parties subsequent to the date hereof (the “Definitive Agreement”).

All capitalized terms not otherwise defined herein shall have the meanings given to them in the Security and Purchase Agreement.

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.
THE AGREEMENTS

1.1  Agreements. Subject to the terms and conditions set forth in this Agreement and subject to the negotiation and execution of the Definitive Agreement, the Companies and Laurus hereby agree to execute the Definitive Agreement containing the following provisions which shall be effective as of the date hereof:

(a) Companies and Laurus hereby agree that the Registration Rights Agreement is terminated in its entirety, effective as of the date hereof. Companies and Laurus further agree that neither party shall have any rights or obligations with regard to the matters contained in the Registration Rights Agreement, including but not limited to the continuing payment of liquidated damages, if any, to Laurus. Laurus acknowledges that the registration currently on file with the Securities and Exchange Commission which seeks to register the resale of securities on behalf of Laurus shall be amended to delete the registration of all such securities. Each of the Security and Purchase Agreement, Notes, Warrants and Options shall be amended to remove reference to the Registration Rights Agreement.

(b) Section 1.2 of the Notes shall be amended to remove all adjustments related to a decrease in the Contract Rate as a result of the Market Price of the Common Stock.

(c) Section 2.2 of the Term Note and Section 2.3 of the Minimum Borrowing Note shall be removed in their entirety.

(d) Section 3.5 of the Term Note and the Minimum Borrowing Note shall be amended to remove provisions adjusting the Fixed Conversion Price to a subsequent lower Offer Price and add traditional value weighted anti-dilution provisions.

1.2  Consideration. In consideration of Laurus’ agreements contained herein, Thomas Equipment agrees to pay Laurus on the date hereof the sum of $600,000 in full and final payment of all monies due or which may become due to Laurus pursuant to the Registration Rights Agreement.

ARTICLE 2.
GENERAL PROVISIONS

2.1  Specific Performance. The parties hereto acknowledge and agree that the breach of this Agreement would cause irreparable damage to the non-breaching parties and that the non-breaching parties will not have an adequate remedy at law. Therefore, the obligations of each of the parties under this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

2.2  Further Assurances. The parties hereto each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

2.3  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

2.4  Headings. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

2.5  Binding Effect. This Agreement is irrevocable and shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

2.6  Counterparts. This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

THOMAS EQUIPMENT, INC.

By:	/s/ DAVID MARKS

Name: David Marks Title: Chairman

THOMAS VENTURES, INC.

By:	/s/ DAVID MARKS

Name: David Marks Title: Chairman

LAURUS MASTER FUND, LTD.

By:	/s/ DAVID GRIN

Name: David Grin Title: Fund Manager

CONSENTED AND AGREED TO:

THOMAS EQUIPMENT 2004 INC.

By:	/s/ DAVID MARKS

Name: David Marks Title: Chairman

PNEUTECH INC.

By:	/s/ DAVID MARKS

Name: David Marks Title: Chairman

[Additional Signature Page to Follow]

ROUSSEAU CONTROLS INC.

By:	/s/ DAVID MARKS

Name: David Marks Title: Chairman

HYDRAMAN FLUID POWER LIMITED

By:	/s/ DAVID MARKS

Name: David Marks Title: Chairman